U.S. SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                FORM 12b-25

Commission File Number: 0-28535


	Notification of Late Filing

(Check One):

[ ]  Form  10-K [ ] Form  20-F  [ ] Form  11-K
[X ] Form 10-QSB [ ] Form N-SAR

For Period Ended:         September 30, 2001

          [  ]  Transition  Report on Form  10-K
          [  ]  Transition  Report  on Form  20-F
          [  ]  Transition  Report on Form 11-K
          [  ]  Transition  Report  on  Form  10-Q
          [  ]  Transition Report on Form N-SAR

     For the Transition Period Ended:  N/A


Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                     Part I - Registrant Information

                      CUSTOM BRANDED NETWORKS, INC.
                      -----------------------------
                         Full Name of Registrant

            -----------------------------------------------------
                        Former Name if Applicable

                      2300 W. Sahara Ave., Suite 500
                      ------------------------------
           Address of Principal Executive Office (Street and Number)

                           Las Vegas, NV  89102
                           --------------------
                         City, State and Zip Code

                      Part II - Rules 12b-25(b) and (c)
                      ---------------------------------

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-(b), the following should be completed. (Check box, if appropriate)

[X]     (a) The reasons described in reasonable detail in
Part III of this form could not be eliminated without unreasonable effort or expense;

[X]     (b) The subject annual report, semi-annual report,
transition report on Form 10-K,  Form 20-F,  11-K or Form
N- SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date;
or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date;
and

[  ]     (c) The  accountant's  statement  or  other
exhibit required by Rule 12b-25(c) has been attached if applicable.


                        Part III - Narrative
                        --------------------

State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof could not be file within the prescribed period.

Management was unable to obtain necessary financial information in time for filing. The Company expects to file within the extension period.

                      Part IV - Other Information
                      ---------------------------

(1) Name and telephone number of person to contract in regard to this notification.

John Platt              (800)           894-4646
-----------              ---------      --------------
(Name)                  (Area Code)     (Telephone Number)


(2) Have all other periodic reports required under section
13 or 15(d) of the Securities Exchange Act of 1934 or
section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?
If the answer is no, identify report(s).

[X] Yes [  ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X] No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                  CUSTOM BRANDED NETWORKS, INC.
                  -----------------------------
           (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  November 13, 2001                 By:  /s/ John Platt
                                              ----------------
                                              John Platt
                                              Chief Executive Officer



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